Exhibit 99.1

August 27, 2012

Dear Financial Advisor,

Last summer, we communicated to you that we believed we may be moving into a healthy market environment for a liquidity event for Cole Credit Property Trust II, Inc. (CCPT II), and would be evaluating options to take this investment program full cycle. We want to provide you with an update on this important initiative.

Maximizing shareholder value is our highest priority, and the timing of any exit strategy is crucial. High-quality, income-oriented real estate portfolios like CCPT II are an attractive asset class in the present market environment. As you can imagine, maximizing value in an exit event is a long and complicated process, and the CCPT II Board of Directors and its advisors have been working hard to select the option that is best calculated to produce optimal results for our shareholders. Premature disclosure about the types of transactions under consideration can be problematic for both legal and business reasons.

While we are limited regarding our discussion of specifics at this time, we can report that the CCPT II Board engaged Morgan Stanley and UBS Investment Bank in March 2012, after an extensive investment banking interview process, to move as expeditiously as possible toward a successful exit event for CCPT II. The CCPT II Board is currently working extensively with Morgan Stanley and UBS Investment Bank on a few concrete options to create a successful exit transaction, and we hope to be in a position to share details with you soon.

As the Board moves closer to making a final determination, we will make it a priority to keep you informed regarding our progress.

Thank you for your clients' investment in CCPT II and your partnership with Cole. If you have any questions about CCPT II, please call your Cole sales representative at 866-341-2653.

Sincerely,

Marc Nemer
President & Chief Executive Officer
Cole Real Estate Investments

Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole's management with respect to future events. Forward-looking statements about Cole's plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments • 2325 East Camelback Road, Suite 1100 • Phoenix, Arizona 85016
P: 866.341.2653 • F: 602.449.7000 • www.ColeCapital.com